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                                                                    EXHIBIT 99.1


                                    (LOGO)
                                    CUMULUS


              For Release 7:30 AM Eastern Time, Friday May 17, 2002

                    CUMULUS MEDIA INC. PRICES EQUITY OFFERING


         Atlanta, Georgia - Cumulus Media Inc. (NASDAQ: CMLS) today announced a public offering of 10 million shares of Class A Common Stock at a price to the public of $19.75 per share. Of the 10 million shares, 9,169,448 shares are being offered by the Company and 830,552 shares are being offered by certain shareholders of the Company.

         Deutsche Bank Securities is acting as lead underwriter for the offering, which is co-managed by Bear, Stearns & Co. Inc., CIBC World Markets, Morgan Stanley, Robertson Stephens, SunTrust Robinson Humphrey, UBS Warburg, Robert W. Baird & Co. and Jefferies & Company, Inc. The offering is expected to close Tuesday, May 21, 2002, and the net offering proceeds to the Company are expected to be $173.0 million. The underwriters have a 30-day option to purchase up to 1.5 million additional shares of common stock from the Company and one of the selling shareholders solely to cover over-allotments, if any.

         Cumulus intends to use approximately $55.6 million of the net proceeds for the previously announced acquisition of Wilks Broadcasting, and to use the balance for general corporate purposes, which could include repayment of indebtedness or to fund potential future acquisitions. Cumulus will not receive any proceeds from the sale of shares by the selling shareholders.

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media will own and operate 250 radio stations in 53 mid-size and smaller U.S. media markets. The company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.

         This release is not an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         A prospectus relating to the offering described herein can be obtained from Deutsche Bank Securities information center at (410) 895-2080.

For further information, please contact:

Marty Gausvik              (404) 949-0700
Daniel O'Donnell           (404) 949-0700